EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SonoSite, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report covering the December 31, 2006 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, effective January 1, 2006.

Our audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Sonosite, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2006 the Company did not have the appropriate level of expertise to properly prepare and review its accounting for income taxes.

/s/ KPMG LLP

Seattle, Washington

May 18, 2007